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                                                                      EXHIBIT 99


ON COMMAND NAMES JEROME H. KERN AS CHIEF EXECUTIVE OFFICER; COMPANY ADDS FIVE NEW BOARD MEMBERS

         SAN JOSE, Calif.--(BUSINESS WIRE)--April 6, 2000--On Command Corporation (NASDAQ: ONCO) announced today the appointment of Jerome H. Kern as Chairman and Chief Executive Officer. Kern, a well-known media veteran, was the architect of the AT&T/TCI merger, and TCI's representative in a number of other high-profile mergers and acquisitions, including the Time Warner/Turner Broadcasting merger.

         An acknowledged mega-deal maker in complicated, multi-party transactions, Kern served as Vice Chairman and a member of the Board of Directors of Tele-Communications, Inc. (TCI). Prior to TCI, he was a senior partner of Baker & Botts, L.L.P., where he was the senior corporate lawyer in the New York office. For over twenty years, Kern was the principal outside legal counsel to TCI and Liberty Media, and is currently serving on Liberty Media's Board of Directors.

         "It is our goal for On Command to provide, together with our hotel partners, the widest range of broadband services to the hotel guest," said Kern. "As CEO, I bring more than 20 years of deal-making experience in the broadband, entertainment, and financial services industries, and plan to guide On Command into a new era of multimedia guest services."


         On Command also announced the appointment of five new directors to its board: Jerome H. Kern; Paul A. Gould, Managing Director and Executive Vice President of Allen & Company, Inc.; Gary S. Howard, Executive Vice President, Chief Operating Officer and director of Liberty Media; Peter M. Kern, President of Gemini Associates; and Carl E. Vogel, Senior Vice President of Liberty Media.

         On Command Corporation, is the leading provider of in room interactive entertainment, Internet access, business information and guest services for the lodging industry and their guests. On Command Corporation is based in San Jose, California, with offices located across the United States and around the world in Bangkok, Hong Kong, London, Madrid, Mexico City, Seoul, Singapore, Sydney, and Toronto. The company annually serves more than 200 million guests in approximately 3,355 hotel properties and 950,000 guestrooms worldwide, representing more than 100 hotel chains in over 20 countries.

         On Command is listed on the NASDAQ Stock Market under the symbol ONCO. Majority control of On Command was recently acquired by Liberty Media Corporation (LMG.A, LMG.B) by virtue of its acquisition of Ascent Entertainment Group, Inc.